UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Ethan Bing

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Glass Lewis Recommends Monmouth Shareholders Reject Proposed Transaction with Equity Commonwealth

Glass Lewis Joins ISS in Recognizing the Higher and More Certain Value of Starwood’s All-Cash Offer

Glass Lewis Recommendation Adds Further Challenge to Obtaining Approval of EQC Transaction

MIAMI, August 25, 2021 – Starwood Real Estate Income Trust, Inc. (“Starwood”), an affiliate of Starwood Capital Group, a leading global private investment firm focused on real estate and energy investments, today commented on a report issued by Glass, Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, recommending that Monmouth Real Estate Investment Corp. (NYSE: MNR) (“Monmouth”) shareholders vote “AGAINST” Monmouth’s proposed transaction with Equity Commonwealth (“EQC”). Glass Lewis joins Institutional Shareholder Services Inc. (“ISS”) which recommended “AGAINST” the transaction in a report on August 6, 2021 and reconfirmed this recommendation on August 19, 2021. The transaction is scheduled to be voted on at a special meeting of Monmouth shareholders on August 31, 2021.

Glass Lewis notes in its report that1:

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“We believe MNR shareholders would be better served by rejecting the proposed [EQC] transaction and for MNR to pursue Starwood’s competing offer, which Starwood states is fully and immediately actionable.”

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“Ultimately, given a lack of obvious synergies or competitive advantages as well as the considerable execution risks associated with the proposed strategy, we question whether the potential upside of the combined company is sufficiently attractive at this time, particularly in light of a higher all-cash offer on the table.”

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“There appears to be some indication that the MNR board may have favored a stock transaction with EQC relative to a cash offer from Starwood in the sale process, in our view, including as that only EQC was granted the opportunity to meet with and pitch its offer to the MNR board on the day the board deliberated between the two final offers.”

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“Likewise, we are concerned that the board rejected Starwood’s revised offer dated August 18, 2021 despite that offer representing greater value than the implied value of the revised agreement with EQC.”

Starwood commented: “Glass Lewis’ call for ‘MNR to pursue Starwood’s competing offer’2 recognizes the higher and more certain value presented by Starwood’s revised all-cash, fully financed, fully actionable offer of $19.20 net cash per share, which we submitted to the Monmouth Board of Directors on August 18, 2021. Starwood reaffirms our willingness to work with the Monmouth Board and proceed quickly to finalize our proposed transaction. We are hopeful that the Monmouth Board chooses to engage with us while taking no further steps that will divert or delay maximum value being delivered to shareholders.”

[1]	Permission to use quotations neither sought nor obtained from Glass Lewis and emphasis added by Starwood.
[2]	Permission to use quotation neither sought nor obtained from Glass Lewis.

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About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $60 billion of capital, and currently has approximately $90 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $69 billion of capital since inception and manages a portfolio of over $18 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

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